UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 12, 2010

Home Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	1-34190	71-1051785
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

503 Kaliste Saloom Road, Lafayette, Louisiana	70508
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (337) 237-1960

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective March 12, 2010, Home Bank, the wholly owned federally chartered savings bank subsidiary of Home Bancorp, Inc. (the “Company” or the “Registrant”), assumed all the deposits and acquired certain assets and liabilities of Statewide Bank, a Louisiana chartered bank headquartered in Covington, Louisiana, from the Federal Deposit Insurance Corporation (the “FDIC), as receiver for Statewide Bank (the “Acquisition”), pursuant to the terms of a purchase and assumption agreement entered into by Home Bank and the FDIC on March 12, 2010 (the “Agreement”).

Under the terms of the Agreement, Home Bank acquired certain assets and liabilities of Statewide Bank at a $11.9 million discount and no premium on deposits. Based upon a preliminary closing with the FDIC as of March 12, 2010, the assets acquired by Home Bank included an estimated $150 million in loans (before loan discounts), approximately $2.5 million in other real estate owned (“REO) (before valuation adjustments), and $25 million in investment securities. Home Bank assumed an estimated $200 million in deposits and $16.0 million in borrowings. All of these amounts are at Statewide Bank’s book value and do not reflect fair value. In connection with the Acquisition, the FDIC made a cash payment to Home Bank of approximately $34 million. The foregoing estimates are subject to adjustment based upon final settlement with the FDIC. The terms of the Agreement provide for the FDIC to indemnify Home Bank against claims with respect to liabilities of Statewide Bank not assumed by Home Bank and certain other types of claims listed in the Agreement.

Home Bank paid no cash or other consideration to acquire Statewide Bank. As part of the Acquisition, Home Bank and the FDIC entered into a loss sharing agreement on the loans and REO acquired. Home Bank will share in the losses on these assets covered under the loss sharing agreement. Pursuant to the terms of the loss sharing agreement, the FDIC is obligated to reimburse Home Bank for 80% of losses of up to $41.0 million with respect to these covered assets. The FDIC will reimburse the Home Bank for 95% of losses that exceed that amount. Home Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid Home Bank 80% reimbursement under the loss sharing agreements, and for 95% of recoveries with respect to losses for which the FDIC paid Home Bank 95% reimbursement under the loss sharing agreement.

In addition, on May 15, 2020 (the “True-Up Measurement Date”), Home Bank has agreed to pay the FDIC 50% of the excess, if any, of (i) 20% of a $41.0 million stated threshold less (ii) the sum of (A) 25% of the asset premium (discount) plus (B) 25% of the Cumulative-Shared Loss Payments (defined as the aggregate of all the payments made or payable to Home Bank minus the aggregate of all payments made or payable to the FDIC) plus (C) the Period Servicing Amounts for any twelve-month period prior to and ending on the True-Up Measurement Date (defined as the product of the simple average of the principal amount of shared loss loans and shared loss assets at the beginning and end of such period times 1%).

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this item 2.01.

Item 8.01.	Other Events.

On March 12, 2010, the Company issued a press release announcing that it had entered into the Agreement with the FDIC for the Acquisition. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

To the extent that financial statements are required by this Item, such financial statements will be filed in an amendment to this Current Report on Form 8-K no later than May 28, 2010.

(b) Pro Forma Financial Information.

To the extent that pro forma financial information is required by this Item, such information will be filed in an amendment to this Current Report on Form 8-K no later than May 28, 2010.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits

The following exhibits are filed herewith.

Exhibit Number	Description

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Statewide Bank, Covington, Louisiana, the Federal Deposit Insurance Corporation and Home Bank, dated as of March 12, 2010

99.1	Press Release, dated March 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME BANCORP, INC.

Date: March 18, 2010	By:	/s/ Joseph B. Zanco
Joseph B. Zanco
Chief Financial Officer

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